UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
XOMA CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

XOMA CORPORATION

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 15, 2024, which will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/XOMA2024 at 9:00 a.m. Pacific Time. The meeting will be held online only.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and proxy statement. Also, for your information, we are making available online at www.proxyvote.com, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our proxy statement. We are providing our stockholders with access to our proxy materials via the internet, which reduces the amount of paper necessary to produce these materials as well as costs associated with mailing these materials to all stockholders. Accordingly, on or about April 2, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), to all stockholders of record as of March 18, 2024, and will have posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on that website, and any stockholder may request a printed set of such materials.

We hope that you will attend the online annual meeting. In any event, please promptly vote your shares by submitting your proxy via the internet at the address listed on the Notice or, if you requested printed proxy materials, by telephone or by signing, dating and returning the proxy card or voting instruction form.

Sincerely yours,

Owen Hughes Chief Executive Officer

XOMA CORPORATION

2200 Powell Street, Suite 310

Emeryville, California 94608

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. PACIFIC TIME ON MAY 15, 2024

To the stockholders of XOMA Corporation:

The annual meeting of stockholders of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), will be held virtually via live audio webcast at www.virtualshareholdermeeting.com/XOMA2024 on May 15, 2024, at 9:00 a.m. Pacific Time, for the following purposes:

1.	To elect the seven director nominees named in the proxy statement to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors (the “Board”) has fixed the close of business on March 18, 2024 as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournments or postponements thereof. On March 18, 2024, the Company had 11,635,015 shares of common stock issued and outstanding. The proxy materials related to the annual meeting are being made available at www.proxyvote.com.

Instructions for accessing the virtual annual meeting are provided in the proxy statement. Unless otherwise announced differently at the meeting or on the meeting website, in the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the annual meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the annual meeting, the meeting chair or secretary will convene the meeting at 10:00 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at investors.xoma.com.

By Order of the Board of Directors,

Thomas M. Burns
Senior Vice President, Finance and Chief Financial Officer

The proxy materials are first being made available to stockholders on or about April 2, 2024.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote online or, if you requested printed copies of the proxy materials, by telephone or by completing, dating, signing and returning the proxy card or voting instruction form mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to Be Held on May 15, 2024. The proxy statement and Annual Report on Form 10-K for the year ended December 31, 2023 are available at www.proxyvote.com.

Forward-Looking Statements. The proxy statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the proxy statement are forward-looking statements, including statements about the Company’s Board, corporate governance practices, executive compensation program, equity compensation utilization and environment, social and governance initiatives. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the proxy statement. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the proxy statement.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of XOMA for use at the annual meeting of stockholders to be held virtually via live audio webcast at www.virtualshareholdermeeting.com/XOMA2024 at 9:00 a.m. Pacific Time on May 15, 2024, or any adjournment or postponement thereof, at which stockholders of record holding shares of common stock on March 18, 2024 will be entitled to vote. On March 18, 2024, the Company had issued and outstanding 11,635,015 shares of common stock, par value $0.0075 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, instead of mailing a printed copy of our proxy materials, including our Annual Report on Form 10-K, to each stockholder of record, we have decided to provide access to these materials via the internet. This method reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials. Accordingly, on or about April 2, 2024, we will begin mailing a Notice to stockholders of record as of March 18, 2024, and will post our proxy materials on the website referenced in the Notice (www.proxyvote.com). Stockholders of record will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

How do I attend the annual meeting?

The meeting will be held virtually on May 15, 2024 at 9:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/XOMA2024. You are entitled to attend the annual meeting if you were a stockholder as of the close of business on March 18, 2024, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact the bank, broker or other institution where you hold your account well in advance of the meeting (preferably at least five days before the annual meeting) to obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

We encourage you to access the annual meeting before it begins. Online check-in will begin at 8:45 a.m. Pacific Time and you should allow ample time for the check-in procedures. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting, including to vote, ask questions and view the list of registered stockholders as of the record date during the meeting. Information on how to vote before and during the annual meeting is discussed below.

How do I ask questions at the annual meeting?

During the annual meeting, you may submit questions online by using the question box on the virtual meeting website at www.virtualshareholdermeeting.com/XOMA2024. We will respond to as many inquiries at the annual meeting as time allows that comply with the meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

What if I have technical difficulties or trouble accessing the virtual meeting website?

If you encounter any difficulties accessing the virtual annual meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting website log-in page.

What if I cannot virtually attend the annual meeting?

You may vote your shares electronically before the meeting by internet, or, if you requested a printed copy of the proxy materials, by proxy card or voting instruction form, or by telephone as described below. You do not need to access the annual meeting webcast to vote if you submitted your vote in advance of the annual meeting.

Will a list of stockholders of record as of the record date be available?

For the ten days ending the day prior to the annual meeting, a list of our stockholders of record as of the close of business on the record date will be available for examination by any stockholder of record for any legally valid purpose at our headquarters. During the meeting, the list will be available on the meeting webpage at www.virtualshareholdermeeting.com/XOMA2024.

How may I vote my shares?

Stockholder of record: shares registered in your name

If you are a stockholder of record, you may vote online at the annual meeting, vote by proxy over the internet, or if you requested a printed copy of the proxy materials, you may also vote by proxy over the telephone or by completing and returning the proxy card.

To vote using the proxy card, simply complete, sign and date the proxy card, and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct us to.

To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 14, 2024 to be counted (for shares held in a 401(k) Plan, your vote must be received by 11:59 p.m. Eastern Time on May 13, 2024 to be counted).

To vote through the internet prior to the annual meeting, you may vote at www.proxyvote.com by following the instructions on the website. You will be asked to provide the Company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 14, 2024 to be counted (for shares held in a 401(k) Plan, your vote must be received by 11:59 p.m. Eastern Time on May 13, 2024 to be counted).

To vote through the internet during the annual meeting, please follow the instructions at www.virtualshareholdermeeting.com/XOMA2024. You will need to enter the 16-digit control number included on your Notice, proxy card or notice you receive in the email sending you the proxy statement.

Beneficial owner: shares registered in the name of a broker or bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.

What if I sign and return a proxy card or otherwise vote but do not make specific choices?

Stockholder of record: shares registered in your name

If you sign and return your proxy card with no further instruction and do not hold your shares beneficially thorough a broker, bank or other nominee, your shares will be voted:

•	FOR ALL of the seven director nominees up for election; and

•	FOR the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Beneficial owner: shares registered in the name of a broker or bank

If you are the beneficial owner and do not direct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Can I revoke my proxy?

Stockholder of record: shares registered in your name

Yes. You can revoke your proxy at any time before the closing of the polls at the meeting. If you are the recordholder of your shares, you may revoke your proxy in any one of the following ways:

•	You may send a timely written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2200 Powell Street, Suite 310, Emeryville, California 94608.

•	You may attend the annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

Your last timely submitted vote is the one that will be counted.

Beneficial owner: shares registered in the name of a broker or bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent with respect to changing your vote.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices and cast your vote with respect to each Notice to ensure that all of your shares are voted.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What is the quorum requirement?

A quorum of stockholders is required to hold a valid meeting. The presence, virtually or by proxy, of at least a majority of the shares of Common Stock outstanding and entitled to vote on the record date will constitute a quorum. On the record date, there were 11,635,015 shares outstanding and entitled to vote. Thus, the holders of 5,817,508 shares must be present virtually or represented by proxy at the meeting to reach a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting or represented by proxy and entitled to vote may adjourn the meeting to another date.

How many votes are needed to approve each proposal and how are votes counted?

•

Proposal 1 – This proposal requires an affirmative vote of the plurality of the votes cast; as such, votes withheld and broker non-votes, if any, will have no effect on the outcome of the proposal. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Stockholders do not have cumulative voting rights for the election of directors.

•	Proposal 2 – This proposal requires the affirmative vote of the majority of the votes cast; as such, abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

Who will count the votes?

Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the annual meeting.

Who is paying for this proxy solicitation?

The Company will bear the cost of the solicitation of stockholder votes, including preparation, assembly, printing and delivery of this proxy statement, the proxy card and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse brokers, fiduciaries or custodians for the cost of forwarding such proxy materials to beneficial owners. The solicitation of proxies may be supplemented by telephone, electronic or personal solicitation by directors, officers or employees of the Company for no additional compensation.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board currently consists of seven directors. Each director nominee to be elected and qualified will hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or, if sooner, until their death, resignation or removal.

The nominees for the Board nominated for election by our Board, as recommended by the Nominating & Governance Committee, are set forth below. Each person nominated for election was previously elected by our stockholders at our 2023 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

Each person nominated for election has agreed to serve if elected, and the Company’s management has no reason to believe that any of the nominees listed below will be unable to serve. In the event any nominee should become unable or, for good cause, unwilling to serve, the proxies will be voted for any such substitute nominee as may be designated by the Board to fill the vacancy, or the Board may decrease the size of the Board. Unless otherwise instructed, the proxy holders will vote all proxies received by them “FOR ALL” the nominees for director listed below.

Nominees to the Board

Name	Title	Age (as of April 2, 2024)
Owen Hughes	Chief Executive Officer	49
Jack L. Wyszomierski	Chairman of the Board	68
Heather L. Franklin	Director	58
Natasha Hernday	Director	52
Barbara Kosacz	Director	66
Joseph M. Limber	Director	71
Matthew D. Perry	Director	51

Owen Hughes was appointed full-time Chief Executive Officer in January 2024 after serving as our Executive Chairman of the Board and Interim Chief Executive Officer since January 2023. Mr. Hughes has served as the Chief Executive Officer of Sail Bio, Inc., a private biotechnology company focused on addressing toxic proteinopathies, since February 2022 and served as the Chief Executive Officer and co-founder of Cullinan Oncology, Inc., a publicly-traded oncology company, from September 2017 to October 2021. Previously, Mr. Hughes served as the Chief Business Officer and Head of Corporate Development at Intarcia Therapeutics, Inc., a biotechnology company focused on type II diabetes, from February 2013 to August 2017. Prior to his operating roles, Mr. Hughes spent 16 years on Wall Street in various capacities, including roles at Brookside Capital, an operating division of Bain Capital and Pyramis Global Advisors, a Fidelity Investments Company. Mr. Hughes has served on the Board of Ikena Oncology, Inc., a publicly-traded oncology company, since December 2022 and as a member of the Board of Directors of C4 Therapeutics since December 2023. Mr. Hughes served on the Board of Radius Health, Inc., a publicly-traded biopharmaceutical company, from April 2013 to August 2022 until its sale to Gurnet Point Capital and Patient Square Capital; Translate Bio, Inc., a messenger RNA therapeutics company, from July 2016 until its acquisition by Sanofi in September 2021; and FS Development Corp. II, a special purpose acquisition company sponsored by Foresite Capital, from February 2021 to December 2021. Mr. Hughes received a B.A. in History from Dartmouth College.

Mr. Hughes brings to the Board significant leadership experience with biopharmaceutical companies, including serving as chief executive officer of multiple companies, expertise as a founder and leader of an oncology company, and extensive experience in corporate development and strategic and financial planning.

Heather L. Franklin has been a director since August 2021. Ms. Franklin has over 30 years of broad biotechnology expertise. She founded Blaze Bioscience, Inc. in 2011 and has led the company from its infancy to becoming a late clinical stage company. She has served as its Executive Board Chair since January 2024 and served as its President and Chief Executive Officer from 2011 through 2023. Prior to establishing Blaze, Ms. Franklin spent 10 years at ZymoGenetics in positions of increasing responsibility, ultimately serving as senior vice president, business development. She was a member of the executive management team and was responsible for business development including structuring and negotiating in- and out-licenses and collaboration agreements for products at all stages of development from research through commercial. Her other responsibilities included alliance management, strategic planning, portfolio management and pipeline marketing. Earlier in her career, she held roles in program management at Amgen and Targeted Genetics. Ms. Franklin received her M.B.A. from The Wharton School of the University of Pennsylvania, her M.S. from the University of Washington and her B.S. from University of North Carolina at Chapel Hill.

Ms. Franklin brings to the Board extensive executive management and leadership experience with biotechnology companies, including early to late-stage licensing expertise and financial oversight in the biotechnology industry, and experience in strategic planning, business development, sales and marketing.

Natasha Hernday has been a director since July 2020. Ms. Hernday was the Chief Business Officer and a member of the Executive Committee for the formerly publicly-traded biotechnology company Seagen, Inc., where she worked from 2011 to 2023. She helped execute the sale of Seagen to Pfizer in 2023 and was a member of the executive integration planning team to merge the two oncology businesses. From 1994 through 2010, after starting her career in molecular and mammalian cell biology, Ms. Hernday served in various roles of increasing responsibility at Amgen Inc., including as Director, Mergers & Acquisitions and as Director, Out-Partnering. She serves on the Board for Alpine Immune Sciences, Inc. and on the Knight Campus External Advisory Board for the University of Oregon. Ms. Hernday previously served on the Board of PDL BioPharma, Inc. Ms. Hernday received her B.A. in microbiology from the University of California at Santa Barbara and M.B.A. from Pepperdine University.

Ms. Hernday brings to the Board strong leadership experience in the biotechnology industry, including extensive experience advising biotechnology companies on matters of leadership, corporate strategy, financial planning and business development, such as collaborations, mergers and acquisitions.

Barbara Kosacz has been a director since January 2019. From July 2020 until February 2024, Ms. Kosacz served as Chief Operating Officer and General Counsel of Kronos Bio, Inc., where she continues as a strategic advisor. Ms. Kosacz was previously a partner at Cooley LLP since 2002, where she currently serves as a Senior Counsel, and has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early-stage startups to larger public companies, venture funds, investment banks and non-profit institutions. She serves on the Board of Directors of Athira Pharma, Inc., where she serves as Chair of the compensation committee, and has also served on the Board of Directors of Phoenix Biotech Acquisition Corp., Locus Walk Acquisition Corp., and Arsenal Biosciences, Inc. She also has served as a member of the BIO Emerging Companies’ Section Governing Board, the Board of Trustees of the Keck Graduate Institute, and the advisory board of Locust Walk Partners. Ms. Kosacz has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley School of Law, Stanford University, the University of Pennsylvania and Columbia University on biotechnology law, biotech business models, corporate partnering negotiations and deal structures and bioethics. Recognized by Best Lawyers in America since 2008, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business and recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” She received her Juris Doctor degree from the University of California, Berkeley School of Law, and her bachelor’s degree from Stanford University.

Ms. Kosacz brings to the Board significant experience advising biotechnology companies and extensive experience in structuring and negotiating strategic combinations and business development transactions, and has served as a director for a number of biotechnology companies.

Joseph M. Limber has been a director since December 2012. Mr. Limber currently serves as President and Chief Executive Officer and a member of the Board of Secura Bio, Inc., a position he has held since February 2019. Prior to that, Mr. Limber served as President and Chief Executive Officer of Genoptix, Inc. from March 2017 through December 2018. Mr. Limber served as Executive Chairman of ImaginAb from January 2016 through November 2017. Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December 2003 through April 2013 and as a member of its Board from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University.

Mr. Limber brings to the Board significant leadership and operating experience, including serving as chief executive officer of multiple companies, as well as experience successfully developing markets for specialty pharmaceutical products and managing the critical transition of companies from clinical stage to commercial stage.

Matthew D. Perry has been a director since February 2017. Mr. Perry was the President of Biotechnology Value Fund Partners L.P. (“BVF Partners”) and portfolio manager for the underlying funds managed by the firm. BVF Partners is a private investment partnership that has focused on small-cap, value-oriented investment opportunities for more than 20 years. Mr. Perry joined BVF Partners in December 1996 and has been a successful lead investor in dozens of transactions. He has positively influenced corporate direction for numerous biotechnology companies during the course of his career. In January 2016, Mr. Perry was named to CTI BioPharma Corp.’s Board and was a member of its Compensation Committee until the company was sold in June 2023. Mr. Perry is also a co-founder and director of Nordic Biotech Advisors ApS, a venture capital firm based in Copenhagen, Denmark. He holds a B.S. degree from the Biology Department at the College of William and Mary.

Mr. Perry brings to the Board extensive management consulting and corporate development experience in the biotechnology industry and more than 25 years of experience in portfolio management and investing in biotechnology companies.

Jack L. Wyszomierski has been a director since August 2010 and was appointed Chairman of the Board in January 2024. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Exelixis, Inc. and SiteOne Landscape Supply, Inc., and served on the Board of Unigene Laboratories, Inc. from 2012 to 2013 and Athersys, Inc. from 2010 to 2024. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Mr. Wyszomierski brings to the Board extensive experience in the healthcare and biotechnology industries and considerable financial expertise and financial planning experience, including serving as chief financial officer for a number of biotechnology companies.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

BOARD MATTERS

Board Diversity

Due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background and professional experiences in evaluating Board candidates in order to create a Board with diverse perspectives. The Board assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, as detailed in the table below, 3 of our directors (43% of the Board) self-identify as female, one of our directors (14% of the Board) self-identifies as racially/ethnically diverse and one of our directors (14% of the Board) self-identifies as a member of the LGBTQ+ community.

Board Diversity Matrix (As of April 2, 2024)
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Board Leadership Structure

The Board is currently chaired by an independent director, Mr. Wyszomierski, while Mr. Hughes serves as our Chief Executive Officer. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. At any time when there is not an independent Chairman, the Board will designate one or more independent directors to serve as lead director.

The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among independent directors.

The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Board Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management, and specifically, oversees management of risks related to our accounting and financial reporting processes as well as matters related to data privacy, cybersecurity and information security. While the Audit Committee has an oversight role, the management of the Company has the responsibility to maintain appropriate systems for accounting and internal control and the independent registered public accountant has the responsibility to plan and carry out a proper audit. In order to carry out its purposes, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments. The Compensation Committee reviews and oversees the Company’s practices and policies related to employee compensation and assesses related risks. The Nominating & Governance Committee has the primary responsibility for evaluating nominees to the Board, the organization and composition of the Board and the potential risks therein. In fulfilling their roles, the committees make regular reports to the Board regarding relevant risks and mitigation.

Board Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board must be comprised of “independent” directors, as affirmatively determined by the Board. In addition, Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of Nasdaq listing rules. Audit Committee members must also satisfy heightened independence criteria under the Securities Exchange Act of 1934, as amended the (“Exchange Act”), and Nasdaq listing rules. Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities as a director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our Common Stock by each non-employee director, our Board determined that each of Ms. Franklin, Ms. Hernday, Ms. Kosacz, Mr. Limber, Mr. Perry and Mr. Wyszomierski qualifies as an “independent” director within the meaning of the Nasdaq listing rules. Mr. Hughes is not deemed to be independent under Nasdaq listing rules by virtue of his employment with the Company. Former director W. Denman Van Ness was deemed to be independent during the period he served on the Board in 2023.

Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the heightened independence standards for audit committees and compensation committees, as applicable, established by the SEC and Nasdaq listing rules.

Board Meetings

During the fiscal year ended December 31, 2023, the Board held eleven meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served as a director or committee member during the period in which he or she was on the Board or committee. Directors are encouraged to attend the Company’s annual meeting of stockholders where practicable. All directors serving at the time of the 2023 annual meeting attended the meeting.

Board Committees

The Board has standing Compensation, Nominating & Governance and Audit Committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees generally, but only reviews and individually approves the compensation for our executive officers, including the named executive officers (“NEOs”) (other than our Chief Executive Officer). With respect to the compensation of our Chief Executive Officer, final decisions are made by the independent members of our Board, upon the recommendation of the Compensation Committee.

In making its executive compensation determinations, the Compensation Committee receives input from its compensation consultant, Compensia, Inc., a national compensation consulting firm that specializes in executive compensation matters (“Compensia”) as well as recommendations from our Chief Executive Officer, although no member of management is present for, or participates in, decisions regarding his or her own compensation.

The management team assists the Compensation Committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to base salaries, cash incentive compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers (other than our Chief Executive Officer’s compensation). Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist it in the discharge of its responsibilities. In accordance with this authority, the Compensation Committee has retained the services of Compensia to assist it in evaluating our executive compensation program, gathering and analyzing data on the competitive market for executive talent, and formulating and assessing potential changes to our executive compensation program. Compensia serves at the discretion of the Compensation Committee, which reviews Compensia’s engagement annually.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by Compensia on executive compensation matters. In 2023, the Compensation Committee considered Compensia’s independence in light of independence standards adopted by the SEC and Nasdaq and determined that Compensia was independent and that its work did not raise any conflicts of interest.

During 2023, the Compensation Committee held four meetings and consists of Ms. Franklin (Chair), Mr. Perry and Mr. Wyszomierski. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at investors.xoma.com/corporate-governance/governance-documents.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in identifying individuals qualified to become Board members, recommends to the Board the director nominees for election at annual meetings of stockholders, recommends to the Board the director nominees for appointment to the Board’s committees and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee held three meetings in 2023 and consisted of Ms. Hernday (Chair), Ms. Kosacz and Mr. Van Ness (during the period he served on the Board) in 2023. Mr. Limber was appointed to the committee in 2024. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at investors.xoma.com/corporate-governance/governance-documents.

The committee will consider director candidates recommended by stockholders in writing, and a stockholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 2200 Powell Street, Suite 310, Emeryville, California 94608. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates for consideration by our stockholders who are not first recommended to the Nominating & Governance Committee by following the procedures set forth in our By-laws. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth below, based on whether or not the candidate was recommended by a stockholder.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company, have a strong financial background, be a leading participant in a field relevant to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. A director nominee must also possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors, including diversity of personal background, business and professional background, perspective, experience and other characteristics, such as gender, gender identity, ethnicity, sexual orientation and age, is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee continues the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, which may include current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain search firms to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee, and one or more of the Company’s other directors, interview candidates, and the committee selects and recommends to the full Board nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. It also oversees related-party transactions. The Audit Committee held four meetings in 2023 and consists of Mr. Limber (Chair), Ms. Hernday and Mr. Wyszomierski. Each of Mr. Limber, Ms. Hernday and Mr. Wyszomierski qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at investors.xoma.com/corporate-governance/governance-documents.

Report of the Audit Committee

In accordance with the rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

The Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met in executive session with the independent registered public accounting firm, which has unrestricted access to the Audit Committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically its performance and independence from management;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2023;

•

discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC rules, as currently in effect; and

•

received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Joseph M. Limber, Chair Natasha Hernday Jack L. Wyszomierski

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Prohibitions on Derivatives, Hedging, Monetization and Other Transactions

We maintain an insider trading policy that applies to all of our directors and employees, including our executive officers, which prohibits certain transactions in our Common Stock, including short sales, puts, calls or other transactions involving derivative securities, hedging or monetization transactions, purchases of our Common Stock on margin or borrowing against an account in which our Common Stock is held or pledging our Common Stock as collateral for a loan. Our management team oversees compliance with our insider trading compliance program and any material updates to the insider trading compliance program are subject to approval by our Board. Our Chief Financial Officer serves as our insider trading compliance officer.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. For Mr. Hughes’ biographical information, see “Nominees to the Board” above.

Thomas M. Burns, age 50, has been our Senior Vice President, Finance and Chief Financial Officer since March 2017. He joined the Company in August 2006 and since then has held various senior finance and accounting roles. Mr. Burns has over 25 years of experience in accounting and finance in both biotechnology and high-technology companies. Prior to his employment with the Company, he held multiple senior financial management positions at high-technology companies including Mattson Technology, IntruVert Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his M.B.A. from Golden Gate University and his Bachelor’s degree from Santa Clara University.

Bradley Sitko, age 43, has been our Chief Investment Officer since January 2023. Mr. Sitko served as Managing Director, Strategic Finance, at RTW Investments, LP, a global, full life-cycle investment firm in the biopharmaceutical and medical technology sectors from November 2019 to January 2023 where he led the royalty monetization, structured finance and alternatives efforts of the firm. He also served as a member of the Board of such firm’s Irish collective asset-management vehicle (ICAV), RTW Investments ICAV. During that same time, he was Chief Financial Officer of Ji Xing Pharmaceuticals Limited, a Shanghai-based biopharmaceutical company, incubated by RTW Investments, LP with responsibilities involving company formation, scaling operations, fundraising, and in-licensing of biotech assets. From March 2015 to November 2019, Mr. Sitko served as Vice President, Finance, Operations and Corporate Development of DNAnexus, Inc., a genetic data management company, with responsibilities involving restructuring and recapitalization, fundraising, finance and operations, strategic planning and industry partnerships. Mr. Sitko also served as a Director at MTS Health Partners, an investment bank, from October 2008 to March 2015, where he advised on royalty monetization, financing, restructurings, and mergers and acquisitions within the biopharmaceutical and healthcare services sectors. Mr. Sitko received a B.A. in History and Sociology of Science from the University of Pennsylvania and an M.B.A. from Columbia Business School.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Deloitte & Touche LLP that, to the best of its knowledge, neither it nor any of its members or associates has any direct financial interest or material indirect financial interest in XOMA or our affiliates.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of XOMA and our stockholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Fees Billed by Deloitte & Touche LLP during 2022 and 2023

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2018. The total fees billed and expected to be billed by Deloitte & Touche LLP, our current independent registered public accounting firm, for the services rendered during the last two fiscal years are as follows:

	Year Ended December 31,
	2023	2022
Audit Fees(1)	$897,065	$659,895
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,895	1,895

Total Fees	$898,960	$661,790

(1)

Audit Fees include the audit of annual financial statements included in the Annual Report on Form 10-K, reviews of quarterly financial statements included in Quarterly Reports on Form 10-Q, consultations on matters addressed during the audit or quarterly reviews, and services provided in connection with SEC filings, including consents and comfort letters.

(2)	All Other Fees include fees for a technical research tool subscription service.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures requiring the pre-approval of all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval generally is provided for up to one year, is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the services would enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its Chair, who must report any decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of all audit and other services provided by Deloitte & Touche LLP, our current independent registered public accounting firm, in 2022 and 2023, in accordance with these procedures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding: (i) each stockholder or group of stockholders known by the Company to be the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock, (ii) each of our directors and nominees, (iii) each of our NEOs and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after March 18, 2024. The percentages in the table below are based on an aggregate of 11,635,015 shares of Common Stock issued and outstanding as of March 18, 2024 (plus any shares that such person has the right to acquire within 60 days after the date of this table). Except as otherwise indicated in the footnotes, amounts are as of March 18, 2024 and, to our knowledge, each of the stockholders has sole voting and investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(%)
5% Stockholders
Entities affiliated with BVF Inc.(1)	3,633,743	31.2%
FMR LLC(2)	1,155,033	9.9%
Named Executive Officers and Directors:
Thomas M. Burns(3)	275,564	2.3%
Bradley Sitko(4)	167,911	1.4%
Owen Hughes(5)	132,667	1.1%
Matthew D. Perry(6)	69,628	*
Jack L. Wyszomierski(7)	65,237	*
Joseph M. Limber(8)	64,982	*
Barbara A. Kosacz(9)	57,534	*
Natasha Hernday(10)	36,487	*
Heather L. Franklin(11)	33,593	*
All directors and current executive officers as a group as of the record date (9 persons)(12)	903,603	7.2%

*	Indicates less than 1%.
(1)

Based on a Schedule 13D/A filed on January 16, 2024. Consists of (i) 1,789,844 shares held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 1,618,637 shares held by Biotechnology Value Fund II, L.P. (“BVF2”), (iii) 75,287 shares held by Biotechnology Value Trading Fund OS, L.P. (“Trading Fund OS”) and (iv) 149,975 shares held in certain partners managed accounts (the “Partners Managed Accounts”). Excludes 5,003,000 shares issuable upon the conversion of 5,003 shares of Series X Preferred Stock, the conversion of which is subject to a beneficial ownership limitation of 19.99% of the outstanding common stock. BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”) as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”) as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”) as the investment manager of BVF, BVF2, Trading Fund OS and the Partners Managed Accounts, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. Each of BVF, BVF2 and Trading Fund OS shares with Partners voting and dispositive power over the shares each entity beneficially owns. BVF shares with BVF GP voting and dispositive power over the shares beneficially owned by BVF. BVF2 shares with BVF2 GP voting and dispositive power over the shares beneficially owned by BVF2. Each of BVF GP and BVF2 GP shares with BVF GPH voting and dispositive power over the shares each such entity beneficially owns. Trading Fund OS shares with Partners OS voting and dispositive power over the shares beneficially owned by Trading Fund OS. Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the shares they may be deemed to beneficially own with BVF, BVF GP, BVF2, BVF2 GP, Trading Fund OS, Partners OS, BVF GPH and held in the Partners Managed Accounts. Each of Mr. Lampert and the entities specifically disclaims beneficial ownership of the securities that he or it does not directly own. The address of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc. and Mr. Lampert is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The address of Trading Fund OS and Partners OS is P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(2)

Based on the Schedule 13G/A filed on February 9, 2024 by FMR LLC (“FMR”) and Abigail P. Johnson, and consists of shares held by subsidiaries of FMR. Ms. Johnson is a director, the Chairman and Chief Executive Officer of FMR. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FMR and Ms. Johnson have the sole power to dispose or direct the disposition of 1,155,033 shares of Common Stock. The business address of each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Includes 263,455 shares of Common Stock underlying options exercisable within 60 days of the date of this table, and 5,554 shares of Common Stock that are held in an account under the Company’s Deferred Savings Plan.

(4)

Includes 160,417 shares of Common Stock underlying options exercisable within 60 days of the date of this table, and 394 shares of Common Stock that are held in an account under the Company’s Deferred Savings Plan.

(5)	Includes 129,167 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(6)	Includes 57,829 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(7)	Includes 58,772 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(8)	Includes 58,772 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(9)	Includes 57,534 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(10)	Includes 36,487 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(11)	Includes 33,593 shares of Common Stock underlying options exercisable within 60 days of the date of this table.
(12)	Includes 856,026 shares of Common Stock underlying options exercisable within 60 days of the date of this table.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our equity securities with the SEC. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2023, we believe that our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities filed the required reports on a timely basis, except that, due to administrative error, one Form 3 was filed late with respect to Mr. Hughes and one Form 4 to report grants of stock options was filed late with respect to Mr. Sitko.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2023.

Name	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:	2,453,668	(1)	$19.85	(2)	634,363	(3)
Equity compensation plans not approved by stockholders:	725,000	(4)	$23.74	(5)	—

Total	3,178,668		$20.88		634,363

(1)	Includes outstanding stock options and Performance Stock Units (“PSUs”) granted under the Company’s 2010 Long Term Incentive and Stock Award Plan, as amended (the “2010 Plan”).
(2)	Reflects the weighted-average exercise price of stock options granted under the 2010 Plan. PSUs reflected in column (a) are not included in this column as they do not have an exercise price.
(3)

Includes (i) 409,477 shares of Common Stock available for issuance under our 2010 Plan and (ii) 224,886 shares of Common Stock available for issuance under our 2015 Employee Stock Purchase Plan, as amended.

(4)	Includes outstanding stock options granted as inducement awards in compliance with Nasdaq Listing Rule 5635(c)(4).
(5)	Reflects the weighted-average exercise price of stock options granted as inducement awards.

COMPENSATION OF EXECUTIVE OFFICERS

The primary objectives of our executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of our stockholders through the creation of stockholder value. We attract and retain executives by providing an executive compensation package that is competitive with the companies with which we compete for talent. We seek to create alignment between executive compensation and the interests of our stockholders through a focus on short-term and long-term incentive compensation programs that tie each executive officer’s pay to the Company’s near term and longer-term performance.

Summary Compensation Table

The following table sets forth certain summary information for the years indicated concerning the compensation earned by the Company’s NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Owen Hughes(5)	2023	$125,000	$—	$—	$2,288,985	$68,750	$—		$2,482,735
CEO
Thomas M. Burns	2023	$453,871	$112,567	$1,509,645	$—	$181,549	$11,250	(6)	$2,268,882
SVP, Finance & CFO	2022	$424,950	$—	$—	$470,850	$101,988	$10,250		$1,008,038
Bradley Sitko(7)	2023	$500,000	$110,000	$449,276	$7,243,870	$250,000	$7,083	(8)	$8,560,229
CIO

(1)

Amounts in this column for 2023 include Mr. Sitko’s sign-on bonus, as described in more detail under “Employment Agreements and Change of Control Severance Arrangements” below, and retention bonus payments made to Mr. Burns in January 2023 of $27,016 and October 2023 of $85,551 pursuant to the Company’s Amended Retention and Severance Plan dated October 25, 2022.

(2)

The amounts in this column represent the aggregate grant date fair value of PSUs, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718. See Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for information regarding assumptions underlying valuation of PSUs.

(3)

The amounts in this column represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC 718. See Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for information regarding assumptions underlying valuation of option awards.

(4)

Amounts in this column for 2023 represent the bonuses earned by the NEOs under the 2023 Cash Bonus Plan, as described in more detail under “Narrative to Summary Compensation Table—2023 Cash Bonus Plan” below.

(5)	Mr. Hughes was appointed Interim Chief Executive Officer effective January 1, 2023, and subsequently appointed Chief Executive Officer on January 7, 2024.
(6)	This amount reflects the fair value on the date of contribution of 626 shares of common stock contributed by the Company to Mr. Burns’ account under the Deferred Savings Plan (as defined below).
(7)	Mr. Sitko was appointed Chief Investment Officer effective January 3, 2023.
(8)	This amount reflects the fair value on the date of contribution of 394 shares of common stock contributed by the Company to Mr. Sitko’s account under the Deferred Savings Plan (as defined below).

Narrative to Summary Compensation Table

Process for Setting Compensation

Our Compensation Committee has primary responsibility for the implementation and oversight of our executive officer compensation. The Compensation Committee considers the recommendations of Mr. Hughes on the compensation for our executive officers (other than himself) but makes the final determinations regarding executive compensation decisions. Our Compensation Committee has retained the services of Compensia to assist in the development and design of our executive compensation program. In 2023, Compensia developed a peer group to be used by our Compensation Committee in the evaluation of 2023 executive and director compensation determinations. In addition, Compensia presented peer group and industry data with respect to base salaries, target annual bonuses and equity compensation.

Base Salary

Our Compensation Committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executive officers. We provide base salary as a fixed source of cash compensation to recognize each NEO’s day-to-day responsibilities, which is designed to provide an appropriate and competitive base level of current cash income for the NEOs. The 2023 annual base salary of Mr. Burns was determined and approved by the Compensation Committee in February 2023, effective as of January 1, 2023. The annual base salary of Mr. Hughes and Mr. Sitko was approved by the Board in connection with the negotiation of their employment agreements effective January 2023. The 2023 base salaries were as follows:

Name	2023 Base Salary ($)
Owen Hughes(1)	$125,000
Thomas M. Burns	$453,871
Bradley Sitko	$500,000

(1)	Mr. Hughes served in a part-time capacity during 2023.

2023 Cash Bonus Plan

In February 2023, the Board approved the 2023 Cash Bonus Plan for the 2023 fiscal year and approved target bonus opportunities for each NEO under the 2023 Cash Bonus Plan as follows:

Name and Principal Position	Target Bonus (as a % of FY23 Base Salary)
Owen Hughes	55%
Thomas M. Burns	40%
Bradley Sitko	50%

Bonuses under the 2023 Cash Bonus Plan were based 100% upon the Company’s achievement of the following corporate objectives: (a) total shareholder return, (b) acquisition of non-dilutive capital and (c) royalty asset acquisitions, each established by the Board in February 2023. The bonuses earned by each NEO under the 2023 Cash Bonus Plan set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above were approved by our Compensation Committee based on achievement of the 2023 corporate objectives at 100% of target.

Equity Compensation

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate executive officers, and encourages them to devote their best efforts to our business and financial success.

Inducement Stock Options

Pursuant to the terms of their respective employment agreements, on January 3, 2023, we granted inducement stock options to each of Mr. Hughes and Mr. Sitko in accordance with Nasdaq Listing Rule 5635(c)(4). A portion of the options were granted with an exercise price equal to the closing price on the date of grant, while the remainder were granted with an exercise price of $30.00, an over 60% premium to closing price on such date. The table below sets forth the number of shares subject to each inducement stock option grant:

Name	$18.66 Options	$30.00 Options
Owen Hughes	100,000	75,000
Bradley Sitko	300,000	250,000

The inducement options granted to Mr. Hughes with an $18.66 exercise price vested in four equal quarterly installments through December 31, 2023, and the inducement options granted to Mr. Hughes with a $30.00 exercise price vest in equal monthly installments until January 1, 2026. All of the inducement options granted to Mr. Sitko vest as to 25% on the first anniversary of the date of grant and monthly thereafter through the fourth anniversary of the date of grant.

PSUs

In May 2023, Mr. Burns and Mr. Sitko were granted 91,600 and 30,200 PSUs, respectively, under our 2010 Plan. Vesting of the PSUs requires satisfaction of both a performance requirement and a service-based requirement. The performance requirement is achieved with respect to the number of PSUs set forth in the table below when the volume-weighted average price of our common stock equals or exceeds the prices set forth below for any 30 consecutive calendar-day period prior to the earlier of the third anniversary of the date of grant or the Company’s 2026 annual meeting of stockholders:

Name	$30.00 Target	$35.00 Target	$40.00 Target	$45.00 Target	Total PSUs
Thomas M. Burns	53,320	17,770	10,937	9,573	91,600
Bradley Sitko	—	10,067	10,067	10,066	30,200

The service based requirement vests as to one-third on the date the performance requirement is achieved, as to one-third on the later of the second anniversary of the date of grant or the date the performance requirement is achieved, and as to one-third on the later of the third anniversary of the date of grant or the date the performance requirement is achieved, in each case, subject to the NEO’s continued employment.

In January 2024, pursuant to the terms of Mr. Hughes’ amended and restated employment agreement, he was granted 275,000 PSUs under our 2010 Plan with the same terms as the PSUs granted to Mr. Burns in May 2023.

Name	$30.00 Target	$35.00 Target	$40.00 Target	$45.00 Target	Total PSUs
Owen Hughes	160,078	53,350	32,835	28,737	275,000

Outstanding Equity Awards as of December 31, 2023

The following table provides information as of December 31, 2023, regarding unexercised options held by each of our NEOs.

	Option Awards						Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Owen Hughes	1/3/2023	(2)	100,000	—	$18.66	1/3/2033	—	—
	1/3/2023	(3)	22,917	52,083	$30.00	1/3/2033
Thomas M. Burns	2/27/2014		652	—	$178.20	2/27/2024	—	—
	6/16/2014		4,350	—	$93.20	6/16/2024	—	—
	2/26/2015		1,537	—	$76.60	2/26/2025	—	—
	4/3/2015		250	—	$70.00	4/3/2025	—	—
	12/22/2016		24,000	—	$5.50	12/22/2026	—	—
	2/10/2017		75,778	—	$4.03	2/10/2027	—	—
	2/10/2017		15,500	—	$4.03	2/10/2027	—	—
	2/10/2017		10,000	—	$4.03	2/10/2027	—	—
	2/10/2017		10,000	—	$4.03	2/10/2027	—	—
	2/10/2017		7,000	—	$4.03	2/10/2027	—	—
	2/14/2018		25,000	—	$27.41	2/14/2028	—	—
	2/13/2019		23,000	—	$14.33	2/13/2029	—	—
	3/13/2020		22,000	—	$18.84	3/13/2030	—	—
	2/17/2021	(3)	18,941	1,114	$38.93	2/17/2031	—	—
	2/22/2022	(3)	17,111	10,889	$20.22	2/22/2032	—	—
	11/8/2022	(4)	3,973	7,027	$18.03	11/8/2032	—	—
	5/18/2023	(5)	—	—	—		91,600	$1,694,600
Bradley Sitko	1/3/2023	(6)	—	300,000	$18.66	1/3/2033	—	—
	1/3/2023	(6)	—	250,000	$30.00	1/3/2033	—	—
	5/18/2023	(5)	—	—	$—	—	30,200	$558,700

(1)

Amounts in this column reflect the value of outstanding PSUs as of December 31, 2023, based on a per share price of $18.50, the closing price of our common stock on December 29, 2023, the last trading day of 2023.

(2)	These option awards vested in a series of four equal installments on March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023.
(3)	These option awards vest in equal monthly installments over 36 months following the date of grant.
(4)	One-third of the shares subject to the award vested on the first anniversary of the date of grant and the remaining shares vest monthly over the two years thereafter.
(5)	These PSUs vest upon achievement of the stock price hurdles and satisfaction of the service requirement described under “Narrative to Summary Compensation Table—Equity Compensation—PSUs” above.
(6)	One-fourth of the shares subject to the award vested on the first anniversary of the date of grant and the remaining shares vest monthly over the three years thereafter.

Retirement Benefits

We do not maintain and have not ever maintained a defined benefit pension plan or non-qualified deferred compensation plan. Each of our NEOs is eligible to participate in the Company’s Deferred Savings Plan, a defined contribution retirement plan under Section 401(a) of the Internal Revenue Code of 1986, on the same basis as other eligible employees. Participants may make contributions to defer up to 80% of their eligible compensation (subject to applicable limits). The Company may, at its sole discretion, make matching contributions each plan year, in cash or in shares of common stock. In January 2024, the Company made matching contributions in shares of common stock equal to 50% of each participant’s 2023 deferrals. Matching contributions vest on a straight-line at 25% per year of continuous service and a participant is 100% vested after four years of continuous service.

Employment Agreements and Change of Control Severance Arrangements

Owen Hughes Employment Agreement

In connection with his appointment as Interim Chief Executive Officer, we entered into an employment agreement with Mr. Hughes (the “2023 Agreement”) pursuant to which he was eligible to receive an annual base salary of $125,000 and a target annual bonus equal to 55% of his base salary. In addition, the 2023 Agreement provided for the grant of inducement stock options, as described in more detail above. In January 2024, Mr. Hughes’ employment agreement was amended and restated in connection with his appointment as Chief Executive Officer (the “2024 Agreement”). Under the 2024 Agreement, Mr. Hughes is eligible to receive an annual base salary of $575,000 and a target annual bonus equal to 60% of his annual base salary. In addition, the 2024 Agreement provided for the grant of 275,000 PSUs, as described in more detail above.

Under the 2023 Agreement, if Mr. Hughes’ employment was terminated as a result of the appointment of a new Chief Executive Officer prior to January 1, 2024, then, subject to his execution of a release of claims, he would have been eligible to receive severance in the form of base salary continuation through January 1, 2024. Under the 2024 Agreement, Mr. Hughes is eligible to receive severance benefits in the event of a termination by us without cause, a resignation by Mr. Hughes for good reason or his death or disability, subject to his execution of a release of claims, as follows: (i) 1.0 times his base salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro-rata portion of his target bonus for the year of termination; (iv) subsidized continued health coverage for up to 12 months; and (v) except in the event of death or disability, 12 months of outplacement services not to exceed $15,000.

However, if the termination without cause or resignation for good reason occurs during the period beginning two months before and ending 12 months after a change in control of the Company, Mr. Hughes would instead be eligible to receive the following severance benefits: (i) 2.0 times his base salary; (ii) any earned but unpaid bonus for the prior year; (iii) 2.0 times his target bonus for the year of termination; (iv) subsidized continued health coverage for up to 24 months; (v) accelerated vesting of 100% of outstanding time-based equity awards, with the post-termination exercise period of any stock options extended for 60 months (or through the remainder of the original maximum term); (vi) accelerated vesting of a pro-rated portion of outstanding performance-based awards, based on actual performance through the date of such termination; and (vii) 12 months of outplacement services not to exceed $15,000.

Thomas M. Burns Employment Agreement

On August 7, 2017, the Company entered into an amended and restated employment agreement with Mr. Burns, which was subsequently amended on April 4, 2022 and November 1, 2022. Under the employment agreement, upon a termination of Mr. Burns’ employment by the Company without cause, due to his death or permanent disability, or upon his resignation for good reason, in each case subject to execution or a release of claims, Mr. Burns will be entitled to: (i) a severance payment equal to 75% of his base salary; (ii) a severance payment equal to the pro-rated portion of his target bonus for the year of termination; (iii) payment of any earned but unpaid bonus for the prior performance period; (iv) if elected, the full cost of continuation coverage under the Company’s group health plans for up to nine months; and (v) outplacement services for nine months not to exceed $15,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Burns thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Under the amendments to his employment agreement, Mr. Burns was deemed “retirement eligible” for purposes of his equity awards under the terms of his equity award agreements.

Thomas M. Burns Change of Control Severance Agreement

Mr. Burns has also entered into a change of control severance agreement with the Company, which provides for severance benefits (in lieu of those described under his employment agreement) if his employment is terminated by the Company without cause or if he resigns with good reason, in either case, within two months prior to signing an agreement for a change of control or within 12 months after a change of control. Subject to execution of a release of claims, these severance payments and benefits include: (i) accelerated vesting of 100% of outstanding time-based equity awards, with the post-termination exercise period of any stock options extended for 60 months (or through the remainder of the original maximum term); (ii) accelerated vesting of a pro-rated portion of outstanding performance-based awards, based on actual performance through the date of such termination; (iii) a severance payment equal to 1.5x his base salary and 1.5x his target bonus for the year of termination; (iv) if elected, the full cost of continuation coverage under the Company’s group health plans for up to 18 months; and (v) outplacement services for 12 months not to exceed $15,000 in value. The agreement also includes a “better after-tax” provision, pursuant to which payments to Mr. Burns are either reduced or paid in full, whichever results in a greater economic benefit to the executive officer (after calculation of all taxes, including any excise taxes, on such payments).

Under the change of control severance agreement, a “change of control” is generally defined as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which 50% or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any person becoming the “beneficial owner,” directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Bradley Sitko Employment Agreement

In connection with his appointment as Chief Investment Officer, we entered into an employment agreement with Mr. Sitko, pursuant to which he was eligible to receive an annual base salary of $500,000, a target annual bonus equal to 50% of his base salary, and a $110,000 signing bonus. The signing bonus was subject to repayment if Mr. Sitko resigned without good reason or was terminated for cause prior to January 3, 2024. In addition, the employment agreement provided for the grant of inducement stock options, as described in more detail above.

Under his employment agreement, Mr. Sitko is eligible to receive severance benefits in the event of a termination by us without cause, a resignation by Mr. Sitko for good reason or his death or disability, subject to his execution of a release of claims, as follows: (i) 1.0 times his base salary; (ii) a pro-rata portion of his target bonus for the year of termination; (iii) any earned but unpaid bonus for the prior year; (iv) subsidized continued health coverage for up to 12 months; and (v) except in the event of death or disability, 12 months of outplacement services not to exceed $15,000.

However, if the termination without cause or resignation for good reason occurs during the period beginning two months before and ending 12 months after a change in control of the Company, Mr. Sitko would instead be eligible to receive the following severance benefits: (i) 1.5 times his base salary; (ii) 1.5 times his target bonus for the year of termination; (iii) any earned but unpaid bonus for the prior year; (iv) subsidized continued health coverage for up to 18 months; (v) accelerated vesting of 100% of outstanding time-based equity awards, with the post-termination exercise period of any stock options extended for 60 months (or through the remainder of the original maximum term); (vi) accelerated vesting of a pro-rated portion of outstanding performance-based awards, based on actual performance through the date of such termination; and (vii) 12 months of outplacement services not to exceed $15,000.

Incentive Compensation Recoupment Policy

We have adopted an Incentive Compensation Recoupment (Clawback) Policy, which is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered officer during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. This disclosure is intended to comply with the requirements of Item 402(v) of Regulation
S-K
applicable to “smaller reporting companies.” For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with the Company’s performance, refer to “Compensation of Executive Officers” above.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based on Total Stockholder Return (5) ($)	Net (Loss) Income (millions) (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2023	$2,482,735	$2,072,442	$5,414,556	$4,425,847	$41.92	($40.8)
2022	$2,344,168	$2,344,168	$1,008,038	$955,627	$41.69	($17.1)
2021	$3,510,795	$3,510,795	$1,135,708	$349,707	$47.25	$15.8

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Hughes (our current Chief Executive Officer and PEO) for 2023, and for James Neal (our former Chief Executive Officer and PEO) for 2022 and 2021, for each corresponding year in the “Total” column of the Summary Compensation Table included herein and in our proxy statement for the 2023 annual meeting. Refer to “Compensation of Executive Officers—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Hughes (for 2023) and Mr. Neal (for 2022 and 2021) as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hughes (for 2023) and Mr. Neal (for 2022 and 2021) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Hughes’ total compensation for each year to determine the compensation actually paid for 2023:

Year	Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Compensation Actually Paid to PEO ($)
2023	$2,482,735	$(2,288,985)	$551,376	$1,327,316	$2,072,442

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Hughes (for 2023) and Mr. Neal (for 2022 and 2021), each of whom, served as our CEO during the applicable period) in the “ Total” column of the Summary Compensation Table in each applicable year. For 2023, this includes Mr. Burns and Mr. Sitko. For 2022 and 2021, Mr. Burns was the sole NEO (excluding Mr. Neal) included for purposes of calculating the average amounts in the applicable year.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Hughes (for 2023) and Mr. Neal (for 2022 and 2021)), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average

amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Hughes (for 2023) and Mr. Neal (for 2022 and 2021)) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Hughes) for 2023 to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Summary Compensation Table Total for PEO ($)	Average Reported Value of Equity Awards (a) ($)	Average Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Compensation Actually Paid to PEO ($)
2023	$5,414,556	$(4,601,396)	$3,616,549	$(3,862)	$4,425,847

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year reported is December 31, 2020.

(6)	The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.
Narrative to Pay Versus Performance Table
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail above in “Compensation of Executive Officers,” the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Compensation Actually Paid and Net Income (Loss)
As a biotech royalty aggregator, our revenue is comprised of licensing fees, milestone payments and royalties from our legacy discovery and development business and future milestone payments and royalties from our royalty aggregator business. Consequently, we did not use net income (loss) as a performance measure in our executive compensation program. Moreover, because the generation of revenues related to licensing fees, milestone payments, and royalties is dependent on the achievement of milestones or product sales by our partners, we do not believe there is any meaningful relationship between our net income and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Cumulative TSR
The chart below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs, on the one hand, to the Company’s cumulative TSR over the three years presented in the table, on the other.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION OF DIRECTORS
Our director compensation program is designed to attract and retain non-employee
directors while aligning the interests of our
non-employee
directors with those of our stockholders. Our Compensation Committee, in consultation with Compensia, evaluates our director compensation policy on an annual basis in consideration of the director compensation programs at the companies in our peer group.
Director Compensation Policy
After consultation with Compensia and pursuant to the compensation review process described above, the Compensation Committee made certain changes to the non-employee director compensation
program which were effective as of May 17, 2023. Specifically, the annual equity grant to continuing directors was increased from $100,000 to $150,000.
During 2023, each
non-employee
director was entitled to receive an annual retainer of $40,000, plus an additional (1) $20,000, in the case of the Chair of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $15,000, in the case of the Chair of the Compensation Committee, (4) $7,500, in the case of any other member of the Compensation Committee, (5) $12,000, in the case of the Chair of the Nominating & Governance Committee, (6) $6,000, in the case of any other member of the Nominating & Governance Committee and (7) $40,000, in the case of the Chairman of the Board or Lead Independent Director. The Company’s directors do not receive meeting fees.
Each
non-employee
director whose service continues following the annual meeting is entitled to receive an annual option grant valued at $150,000 that vests monthly over one year. Each new non-employee
director is entitled to receive an initial option grant valued at $250,000 that vests monthly over three years and a pro-rata
portion of the annual option grant that vests monthly from grant date until the next annual grant.
Directors who are employees of the Company receive no additional compensation for services as members of the Board.
The 2010 Plan limits director compensation, including cash fees and the grant date fair value of any stock awards, to $750,000 for each calendar year.
Director Compensation Table
The table below sets forth the 2023 compensation for
non-employee
directors who served at any time during 2023.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total
Heather L. Franklin	$53,912	$150,037	$203,949
Natasha Hernday	$57,603	$150,037	$207,640
Barbara Kosacz	$46,000	$150,037	$196,037
Joseph M. Limber	$60,000	$150,037	$210,037
Matthew D. Perry	$47,500	$150,037	$197,537
W. Denman Van Ness (2)	$38,693	$—	$38,693
Jack L. Wyszomierski	$82,488	$150,037	$232,525

(1)
The amounts in this column represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 10 to the consolidated financial statements in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2023 for information regarding assumptions underlying valuation of equity awards. As of December 31, 2023, the aggregate number of options outstanding for each non-employee director
were as follows: Ms. Franklin: 37,245, Ms. Hernday: 38,315, Ms. Kosacz: 59,362, Mr. Limber: 60,600, Mr. Perry: 59,657 and Mr. Wyszomierski: 60,600.
(2)	Mr. Van Ness did not stand for re-election at the 2023 annual meeting of stockholders.

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, there were no reportable transactions with related persons during fiscal years 2023 or 2022. We or a subsidiary may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors, their immediate family members or beneficial owners of more than 5% of our outstanding Common Stock, in which the related party has a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board or as an officer, as applicable, to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Party Transactions

Our Board reviews the relationships that each director has with the Company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and Nasdaq rules; the Board also reviews the relationships that each officer has with the Company. As part of the review process, the Company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports any related party transactions to the Audit Committee. We may enter into arrangements in the ordinary course of our business that involve the Company’s receiving or providing goods or services on a non-exclusive basis and at arm’s length negotiated rates or in accordance with regulated price schedules with corporations and other organizations in which a Company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.

Our Code of Ethics requires all directors, officers and employees to avoid any situation that involves an actual or potential conflict of interest with the Company’s objectives and best interests. Employees are encouraged to direct any questions regarding conflicts of interest to the Company’s Chief Financial Officer or legal department. All related party transactions involving the Company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single copy of the Notice, proxy statement and Annual Report on Form 10-K, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent to “householding.” If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to the Company’s Secretary at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary or your telephonic request to (510) 204-7276, and we will promptly deliver the proxy materials to you. Stockholders who currently receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings, please contact your broker.

OTHER MATTERS

The Board does not know of any other matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock you hold. You are, therefore, urged to promptly vote your proxy by accessing the internet, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided or by calling the toll-free telephone number.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, is available without charge upon written request to: Secretary, XOMA Corporation, 2200 Powell Street, Suite 310, Emeryville, California 94608.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to submit a proposal for inclusion in the proxy statement for the 2025 annual meeting of stockholders must submit such proposal to the Company by mail addressed to the Company’s principal office at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary. Such proposal must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 3, 2024 and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

A stockholder who intends to make a nomination for director election or submit a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) for consideration at the annual meeting of stockholders to be held in 2025, must do so in writing by following the above instructions, which must be received by the Company not earlier than January 17, 2025 and not later than the close of business (6:00 p.m. Pacific Time) on February 16, 2025. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19, including providing the notice required under Rule 14a-19 to our Secretary in writing not later than the close of business (6:00 p.m. Pacific Time) on March 17, 2025. We advise you to review our By-laws, which contain additional requirements regarding the advance notice of stockholder proposals and director nominations, including the different notice deadlines in the event our annual meeting for 2025 is held more than 30 days before or 60 days after May 15, 2025. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our By-laws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholder communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office at 2200 Powell Street, Suite 310, Emeryville, California 94608, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual director or directors. These communications will be compiled and reviewed by our Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

By Order of the Board,

Thomas M. Burns
Senior Vice President, Finance and Chief Financial Officer April 2, 2024 Emeryville, California

XOMA CORPORATION ATTN: THOMAS M. BURNS 2200 POWELL STREET, SUITE 310 EMERYVILLE, CA 94608

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2024 for shares held in a 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/XOMA2024

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2024 for shares held in a 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                             V38781-P07969         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XOMA CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the nominees:
1. Election of Directors : To be elected for terms expiring in 2025 Nominees:	☐	☐	☐
01) Heather L. Franklin 05) Joseph M. Limber 02) Natasha Hernday 06) Matthew D. Perry 03) Owen Hughes 07) Jack L. Wyszomierski 04) Barbara Kosacz

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of XOMA for its fiscal year ending December 31, 2024.					☐	☐	☐

NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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V38782-P07969

XOMA CORPORATION

Annual Meeting of Stockholders

May 15, 2024 9:00 AM PT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Owen Hughes and Thomas M. Burns, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of XOMA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/XOMA2024 at 9:00 AM PT on May 15, 2024 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by the proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side